  Spring 2024 RILA Updates
+Income (optional living benefit for JMLPII & JMLPAII)
Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company®

Not FDIC/NCUA insured • Not bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency
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Important disclosure
Please read
THE INFORMATION IN THE FILED PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES
UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS IS NOT AN
OFFER TO SELL THESE SECURITIES AN IS NOT SOLICITING AND OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
OFFER OR SALE IS NOT PERMITTED.
Jackson Market Link Pro II Red Herring Prospectus: jackson.com/JMLP2redherring
Jackson Market Link Pro Advisory II Red Herring Prospectus: jackson.com/JMLPA2redherring
Jackson, its distributors, and their respective representatives do not provide tax, accounting, or legal advice. Any tax statements contained herein were not intended or written to be used and cannot be used for the purpose of avoiding U.S. federal, state, or local tax penalties. Tax laws are complicated and subject to change. Tax results may depend on each taxpayer’s individual set of facts and circumstances. Clients should rely on their own independent advisors as to any tax, accounting, or legal statements made herein.
Registered index-linked annuities are long-term, tax-deferred investments designed for retirement, involve investment risks, and may lose value. Earnings are taxable as ordinary income when distributed. Individuals may be subject to a 10% additional tax if withdrawn before age 59½ if an exception to the tax is not met.
Guarantees are backed by the claims-paying ability of Jackson National Life Insurance Company. They are not backed by the broker/dealer from which the annuity contract is purchased, by the insurance agency from which this annuity contract is purchased or any affiliates of those entities, and none makes any representations or guarantees regarding the claims-paying ability of Jackson National Life Insurance Company.
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Important disclosure
Please read
For Jackson Market Link Pro® II the withdrawals that exceed the free withdrawal amount may be subject to withdrawal charges and an interim value adjustment, which may reduce the contract value. Similarly, for Jackson Market Link Pro® Advisory II, withdrawals that exceed the free withdrawal amount may be subject to a market value adjustment and an interim value adjustment, which may reduce the contract value. Market value adjustments do not apply in certain states.
Tax deferral offers no additional value if an IRA or a qualified plan, such as a 401(k), is used to fund an annuity and may be found at a lower cost in other investment products. It also may not be available if the annuity is owned by a legal entity such as a corporation or certain types of trusts.
The latest income date allowed is age 95, which is the required age to annuitize or take a lump sum. If you are younger than 81 at issue, and if the guaranteed minimum death benefit value is greater than your contract value following mandatory annuitization at age 95, that difference will be locked in as a guaranteed death benefit. Please see the prospectus for important information regarding the annuitization of a contract.
Registered index-linked annuities (contract form numbers RILA290, RILA 290-CB1, RILA292, RILA292-CB1, RILA295, RILA295-FB1, RILA297, RILA297-
FB1) are issued by Jackson National Life Insurance Company (Home Office: Lansing, Michigan). Registered index-linked annuities are distributed by Jackson
National Life Distributors LLC, member FINRA. These products have limitations and restrictions, including withdrawal charges, market value adjustments, and an interim value adjustment. Jackson issues other annuities with similar features, benefits, limitations, and charges. Contact Jackson for more information.
Jackson Market Link Pro II and Jackson Market Link Pro Advisory II are not currently available in Nebraska, Oregon, or Missouri.
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Important disclosure
Please read
The Jackson Market Link Pro II Suite has been developed solely by Jackson. The Jackson Market Link Pro II Suite is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.
All rights in the Russell 2000® Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®” and “Russell 2000®” are trademarks of the relevant LSE Group company and is/are used by any other LSE Group company under license.
The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Jackson Market Link Pro II Suite. The LSE
Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Jackson Market Link Pro II Suite or the suitability of the Index for the purpose to which it is being put by Jackson.
The Product referred to herein is not sponsored, endorsed, or promoted by MSCI and MSCI bears no liability with respect to any such products or securities, or any index on which products are based. The annuity product prospectus contains a more detailed description of the limited relationship MSCI has with the affiliates of
Jackson National Life Insurance Company and any related products.
The S&P 500 Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Jackson. S&P®, S&P 500®, US 500,
The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark
Holdings LLC (“Dow Jones”). Jackson Market Link Pro II Suite is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.
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Jackson Market Link Pro II &
Jackson Market Link Pro Advisory II
Base product design, features, and benefits
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Base product design
Below are some of the base product elements for the Jackson Market Link Pro II Suite:

Minimum Premium	Market value adjustment (MVA) period
• $25,000 (qualified and nonqualified)	(Jackson Market Link Pro Advisory II only)
• 6 years
Issue ages
• 0 - 85	Other key features
• Return of premium death benefit (ROP DB) is built in for ages 0 - 80	• Automatic rebalancing†
• Contract value death benefit for ages 81 - 85	• End-term performance lock†
• Intra-term performance lock
Withdrawal period*	• No variable subaccounts
• 6 years (8%, 8%, 7%, 6%, 5%, 4%, 0%)	• No annual charges*
* Withdrawal charges and/or an interim value adjustment may apply. A market value adjustment may apply on Jackson Market Link Pro Advisory II.
† Automatic Rebalancing and End-term Performance Lock cannot be elected simultaneously.
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Crediting methods, protection levels, and
indexes
In addition, the Jackson Market Link Pro II Suite offers allocation choices for indexes, crediting methods, and protection levels.

Index Account Option terms	Crediting methods*
• 1-year	• Cap with buffer or floor
• 3-year	• Performance trigger with buffer or floor
• 6-year	• Performance boost with buffer
• Fixed account (1-year term only)

Protection options*	Indexes
Buffers†	• S&P 500® (large cap)
• 10% and 20%	• MSCI EAFE (international)
Floors‡	• MSCI Emerging Markets (emerging markets)
• -10%	• MSCI KLD 400 Social (socially responsible)
• Russell 2000 (small cap)
* Not all crediting methods and/or protection options are available for every Index Account Option term.
† A buffer will protect from loss up to the stated percentage. During the Index Account Option term, if the index declines more than the stated buffer, a loss will be incurred.
‡ A floor will protect from loss after a stated percentage. During the Index Account Option term, a loss could be incurred up to the stated floor percentage and protected from further loss beyond the floor.
Depending on the downside protection option selected, there could be the potential for significant principal loss if the tracked index also has a significant loss beyond the stated buffer option selected or within the floor option selected.
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+Income
Jackson’s optional living benefit for JMLPII and JMLPAII
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Benefit design
+Income will align with the current Jackson Market Link Pro II and Jackson Market Link Pro Advisory II experience during the accumulation phase in that the deferral periods correspond to the currently-marketed Index Account Option Terms. Once the benefit is elected and in the deferral phase, the contract will experience guaranteed increases to the withdrawal percentages, based upon several factors including, but not limited to the age attained at the date of the first withdrawal, the length of time the client has deferred the activation of income, and the Index Account Option performance during the deferral period.

Guaranteed Annual Withdrawal Amount (GAWA) Percentage
Age at First Withdrawal	Less than 3 years deferral	3 years deferral to less than 6 years deferral	6 years deferral to less than 9 years deferral	More than 9 years deferral
50-59	4.25%/3.75%	4.75%/4.25%	5.25%/4.75%	5.75%/5.25%
60-64	5.25%/4.75%	5.50%/5.00%	5.75%/5.25%	6.25%/5.75%
65-69	5.75%/5.25%	6.25%/5.75%	7.00%/6.50%	7.50%/7.00%
70-74	6.00%/5.50%	6.50%/6.00%	7.25%/6.75%	7.75%/7.25%
75-79	6.25%/5.75%	6.75%/6.25%	7.50%/7.00%	8.00%/7.50%
80-85	6.75%/6.25%	7.25%/6.75%	8.00%/7.50%	8.25%/7.75%
Living benefit charge: 1.45%, Single / Joint
Income is based on the highest attained Contract Anniversary Value (which includes interim value if income is activated intra-Term).
There is also an opportunity for a one-time, Determination Date Step-Up if the Contract Value is higher than the Guaranteed
Withdrawal Benefit Base on the Determination Date. Excess Withdrawals will cause the GAWA to be reduced proportionately.
+Income will not be available in New York and may not be available in other states where Jackson Market Link Pro II and Jackson Market Link Pro
Advisory II are approved.
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Hypothetical client scenario
This graph provides a visual representation of a 60-year-old client opening JMLPII with +Income elected at issuance of the contract.
At 68, they decide to start taking lifetime income from +Income and, as a result, they are taking 7.00% withdrawals off the highest attained Contract Value. Each lock icon represents an annual step-up to the Guaranteed Withdrawal Benefit base.
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What makes this benefit unique
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Thank you.
Please contact Jackson with any additional questions.
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